Exhibit 10.50

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”), is entered into effective as of December 17, 2021 (“Effective Date”), by and between Cibus US, LLC, a Delaware limited liability company (the “Company”) and Wade Hampton King (“Executive”).

1.	POSITION, RESPONSIBILITIES, AND TERM

1.1 Position. Executive is employed by the Company to render services to the Company in the position of Chief Financial Officer. Executive shall perform such duties, responsibilities and authority as are normally related to such position (“Services”) in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company’s Board of Directors (“Board”). Executive shall report to the Chief Executive Officer of the Company. Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion. Executive will devote the necessary time and attention to the performance of Executive’s duties hereunder. Executive will perform the Services in Colorado, or other locations, but will work from the Company’s San Diego office on an as-needed basis.

1.2 Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement: (i) be employed elsewhere; (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company; or (iii) acquire any interest of any type in any other business which is in competition with the Company, provided, however, that the foregoing shall not be deemed to prohibit the Executive from acquiring solely as an investment up to five percent (5%) of the outstanding equity interests of any publicly-held company. Executive will be permitted to continue Executive’s existing service and activities for the entities listed on Exhibit “A”, as well as other business, professional or activities that do not interfere with Executive’s duties, subject to the reasonable prior consent of the Board.

1.3 No Conflict. Executive represents and warrants that Executive’s execution of this Agreement and performance of Services under this Agreement will not violate any obligations Executive may have to any other employer, person or entity, including any obligations to keep in confidence proprietary information, knowledge, or data acquired by Executive in confidence or in trust prior to becoming an employee of the Company.

1.4 Term of Employment. The initial term of this Agreement shall be for a term as follows: the later of (i) one (1) year after the Effective Date of this Agreement (“Initial Term”); or (ii) the date upon which Executive’s employment is terminated in accordance with Section 3. This Agreement shall be automatically renewed for additional one (1) year terms (each an “Extension Term”) upon the expiration of the Initial Term and each Extension Term, unless either party gives the other party a written notice of termination not less than sixty (60) days prior to the date of expiration of the Initial Term or any Extension Term (together, the Initial Term and all Extension Terms are referred to herein as the “Term”). If the Agreement is terminated upon notice and the expiration of the Initial Term or an Extension Term, the Company shall pay to Executive all compensation to which Executive is entitled up through the effective date of termination according to its normal payroll practices, and the Company shall not have any further obligations under this Agreement.

2.	COMPENSATION AND BENEFITS

2.1 Base Salary. In consideration of the Services to be rendered under this Agreement, the Company shall pay Executive a gross salary at the rate of Eleven Thousand Five Hundred Thirty-Nine Dollars and Twenty Cents ($11,539.20) per semi-monthly pay period, less all applicable withholdings (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s normal payroll practices. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

2.2 Annual Bonus. In further consideration of the Services to be rendered under this Agreement upon the Company achieving Public Status, Executive shall be eligible to receive an annual bonus in the discretion of the Board (“Annual Bonus”). Any Annual Bonus awarded to Executive will be paid within two-and-one-half (2 1/2)months of the end of the year in which it was earned. Executive must remain employed with the Company through the end of the calendar year at issue in order to be eligible to receive the Annual Bonus.

2.3 Additional Compensation. Upon the Company achieving either (A) Public Status (as defined below) or (B) closing a private placement of securities of gross proceeds of $50,0000,000 or more, Executive shall be entitled to receive both (a) an increase in Base Salary equal to the greater of (i) $75,000 or (ii) an amount equal to 50% of the difference between Executive’s current Base Salary of $300,000 and the comparable base salary of presidents of peer public companies comparable to the Company, as determined in the discretion of the Company’s Compensation Committee of the Board and (b) an immediate cash bonus equal to 50% of the Base Salary increase under Section 2.1. “Public Status” shall mean the Company becomes a public company with its shares listed on a major exchange. Any such bonus will be subject to customary tax withholdings.

2.4 Equity Incentive. Executive previously received equity incentive grants pursuant to a Restricted Unit Purchase Agreement, dated March 15, 2021 and a Restricted Unit Purchase Agreement, dated March 15, 2021, both of which shall remain in full force and effect, in accordance with their respective terms.

2.5 Employment Benefits Plans. In further consideration of the Services to be rendered under this Agreement, Executive will be entitled to participate in pension, profit sharing and other retirement plans, incentive compensation plans, group health, hospitalization and disability or other insurance plans, and other employee welfare benefit plans generally made available to other similarly-situated employees of the Company, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

2.6 Vacation. Executive shall be eligible to receive paid vacation subject to the policies and procedures in the Company’s Employee Handbook, as may be amended from time to time in the Company’s sole discretion.

2.7 Expenses. The Company will pay or reimburse Executive for all normal and reasonable travel and entertainment expenses incurred by Executive in connection with Executive’s responsibilities to the Company upon submission of proper vouchers and documentation in accordance with the Company’s expense reimbursement policy.

3.	AT-WILL EMPLOYMENT

The employment of Executive shall be “at-will” at all times. The Company or Executive may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Following the termination of Executive’s employment, the Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination. Thereafter, all obligations of the Company under this Agreement shall cease other than those set forth in Section 4.

4.	COMPANY TERMINATION OBLIGATIONS

4.1 Termination by Company for Cause. Where the Company terminates Executive’s employment for Cause, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3. For purposes of this Agreement, “Cause” shall mean: (i) Executive engages in a material act of misconduct, including, but not limited to, misappropriation of trade secrets, fraud, or embezzlement; (ii) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (iii) Executive breaches this Agreement; (iv) Executive refuses to implement or follow a lawful policy or directive of the Company; (v) Executive engages in misfeasance or malfeasance demonstrated by Executive’s failure to perform Executive’s job duties diligently and/or professionally; or (vi) Executive violates a Company policy or procedure which is materially injurious to the Company, including violation of the Company’s policy concerning sexual harassment, discrimination or retaliation.

4.2 Termination by Company without Cause. Where the Company terminates Executive’s employment without Cause, and Executive’s employment is not terminated due to death or Disability (as defined below), Executive will be eligible to receive: (i) continued payment of then-Base Salary for eighteen (18) months (“Severance Period”), according to the Company’s normal payroll practices, less applicable withholdings and any remuneration paid to Executive during each applicable payroll period because of Executive’s employment or self-employment during such period (or “Severance Payments”); and (ii) if Executive qualifies for and timely completes all documentation necessary to continue health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay to the insurance carriers as and when due the applicable COBRA premium for Executive and Executive’s dependents for up to the Severance Period; however, that the Company’s obligation to pay the COBRA premium for Executive and Executive’s dependents for up to the Severance Period; however, that the Company’s obligation to pay the COBRA premium shall cease immediately if: (x) the Company determines that it cannot pay the COBRA premium on behalf of Executive without violating applicable law (including, without limitation, Section 2716 of the Public Health Services Act), (y) Executive or Executive’s eligible dependents cease to be eligible or COBRA coverage , or (z) Executive obtains subsequent employment through which Executive is eligible to obtain substantially equivalent or better health insurance (“Severance Benefits”). Executive shall immediately provide written notice to the Company’s Board when Executive becomes eligible for such health insurance. Executive acknowledges that nothing in this Section 4.2 shall prohibit the Company from changing, withdrawing, or in any way modifying its group health plans, and nothing herein shall be construed as a guarantee of payment of any particular claim submitted by Executive or qualified beneficiaries to such plans. The COBRA premium paid by the Company shall be treated as taxable compensation to Executive, with applicable withholdings taken from the Severance Payments, if and to the extent necessary to limit or fix any violation of Section 105(h) of the Internal Revenue Code of 1986, as amended, and applicable guidance promulgated thereunder (the “Code”).

4.3 Termination Due to Disability. Executive’s employment shall terminate automatically if Executive becomes Disabled. Executive shall be deemed Disabled if Executive is unable for medical reasons to perform Executive’s essential job duties for either ninety (90) consecutive calendar days or one hundred twenty (120) business days in a twelve (12) month period and, within thirty (30) days after a notice of termination is given to Executive, Executive has not returned to work. If Executive’s employment is terminated by the Company due to Executive’s Disability, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

4.4 Termination Due to Death. Executive’s employment shall terminate automatically upon Executive’s death. If Executive’s employment is terminated due to Executive’s death, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

4.5 Termination By Executive for Good Reason. Executive’s termination of Executive’s employment shall be for “Good Reason” if (x) Executive provides written notice to the Company of the Good Reason within thirty (30) days of the event constituting the Good Reason and provides the Company with a period of thirty (30) days to cure the event constituting the Good Reason, (y) the Company fails to cure the Good Reason within the applicable thirty (30) day period, and (z) Executive terminates Executive’s employment with the Company within ninety (90) days of the event constituting Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) material breach of this Agreement by the Company; or (ii) a material adverse change in Executive’s position, duties, authority or responsibilities. Where the Executive terminates Executive’s employment for Good Reason, Executive will be eligible to receive the Severance Benefits set forth in Section 4.2 above. Executive’s eligibility to receive the Severance Benefits is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A and the release becoming irrevocable by its terms within fifty five (55) calendar days following the date of Executive’s termination of employment (or, if applicable, the date of Executive’s Separation from Service). All other obligations of the Company under this Agreement shall cease.

4.6 Executive’s Resignation. Executive may resign Executive’s employment at any time during the Term of this Agreement pursuant to Section 3, and thereafter, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

4.7 Termination In Connection With Change In Control without Cause or for Good Reason. Where the Company terminates Executive’s employment In Connection With a Change In Control without Cause or Executive terminates Executive’s employment In Connection With a Change In Control for Good Reason, and Executive’s employment is not terminated due to death or Disability (as defined above), Executive will be eligible to receive: (i) continued payment of Base Salary for twenty-four (24) months (“Change In Control Severance Period”) according to the Company’s normal payroll practices, less applicable withholdings and any remuneration paid to Executive during each applicable Company payroll period because of Executive’s employment or self-employment during such period (“Change In Control Severance Payments”); (ii) payment of a lump sum equal to the target Annual Bonus which Executive is eligible to receive for the year in which the termination occurs, less applicable withholdings; (iii) any and all unvested Stock Options and any other unvested equity in the Company held by Executive shall become fully vested upon Executive’s employment termination date; and (iv) if Executive qualifies for and timely completes all documentation necessary to continue health insurance coverage pursuant to COBRA, the Company will pay to the insurance carriers as and when due the applicable COBRA premium for Executive and Executive’s dependents for up to the Change In Control Severance Period; however, that the Company’s obligation to pay the COBRA Premium shall cease immediately if: (x) the Company determines that it cannot pay the COBRA Premium on behalf of Executive without violating applicable law (including, without limitation, Section 2716 of the Public Health Services Act), (y) Executive or Executive’s eligible dependents cease to be eligible or COBRA coverage, or (z) Executive obtains subsequent employment through which Executive is eligible to obtain substantially equivalent or better health insurance (“Change In Control Severance Benefits”). Executive shall immediately provide written notice to the Company’s Board when Executive becomes eligible for such health insurance. Executive acknowledges that nothing in this Section 4.7 shall prohibit the Company from changing, withdrawing, or in any way modifying its group health plans, and nothing herein shall be construed as a guarantee of payment of any particular claim submitted by Executive or qualified beneficiaries to such plans. The COBRA Premium paid by the Company shall be treated as taxable compensation to Executive, with applicable withholdings taken from the Change In Control Severance Payments, if and to the extent necessary to limit or fix any violation of Section 105(h) of the Code. For purposes of this Agreement, “Change In Control” shall mean the sale of the Company or the sale of all or substantially all of the Company’s assets, by means of any transaction or series or related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), after which the Company’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity. For purposes of this Agreement, termination of Executive’s employment shall be “In Connection With a Change In Control” where it occurs within ninety (90) days before a Change In Control or within twelve (12) months after a Change In Control. Executive’s eligibility to receive the severance set forth in this Section 4.7 is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A and the release becoming irrevocable by its terms within fifty five (55) calendar days following the date of Executive’s termination of employment (or, if applicable, the date of Executive’s Separation from Service, as such term is defined in Section 4.9). All other obligations of the Company under this Agreement shall cease.

4.8 Timing of Payments. In the event that Executive becomes entitled to receive continued payment of Base Salary pursuant to Sections 4.2. 4.5 or 4.7, Executive shall not be entitled to receive any such payments until the Company’s first payroll date that is coincident with or next following the date that is fifty five (55) calendar days following the date of Executive’s termination of employment (or, if applicable, the date of Executive’s Separation from Service) and any payments that otherwise would have been paid to Executive during such period shall be paid to Executive with the first installment paid to Executive following the end of such period. Any Annual Bonus that becomes payable to Executive pursuant to Section 4.7 shall be paid to Executive in a lump sum payment on the date that Executive receives the first installment payment of continued Base Salary as provided in the preceding sentence.

4.9 Section 409A; Delayed Payments. To the extent applicable, the provisions in this Section 4 are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and guidance promulgated thereunder (“409A”) and this Agreement shall be administered and construed in a manner consistent with this intent. In the event that any compensation that becomes payable to Executive pursuant to this Section 4 qualifies as a deferral of compensation within the meaning of and subject to 409A, then, notwithstanding anything to the contrary in this Agreement (i) such compensation shall be paid to Executive only in the event of Executive’s “separation from service” with the Company within the meaning of 409A (“Separation from Service”) and (ii) payment of that compensation shall be delayed if Executive is a “specified employee,” as defined in 409A(a)(2)(B)(i), and such delayed payment is required by 409A. Such delay shall last six (6) months from the date of Executive’s Separation from Service. On the Company’s first payroll date that occurs after the end of such six-month period, the Company shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 4.8. To the extent applicable, each and every payment to be made pursuant to Section 4.2, 4.5 or 4.7 shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

5.	EXECUTIVE TERMINATION OBLIGATIONS

5.1 Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

5.2 Cooperation. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

5.3 Continuing Obligations. Executive understands and agrees that Executive’s obligations under Sections 6 and 7 herein (including Exhibit B) shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.

6.	INVENTIONS AND PROPRIETARY INFORMATION

Executive previously executed and delivered the Company’s Standard Proprietary Information and Inventions Agreement, which shall remain in full force and effect.

7.	ARBITRATION

The Company and Executive agree that any and all disputes or controversies between them of any nature, including, but not limited to, any arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in San Diego, California, in accordance with the Judicial Arbitration and Mediation Service/Endispute, Inc. (“JAMS”) rules for employment disputes then in effect (the “Rules”). The Company will pay for the fees and costs of the arbitrator to the extent required by law. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator shall apply Delaware law to the merits of any dispute or claim. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in San Diego, California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator. EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS AGAINST THE COMPANY, INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH HIS EMPLOYMENT OR TERMINATION THEREOF, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING, BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

8.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by the Company’s Board. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.	ASSIGNMENT; BINDING EFFECT

9.1 Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

9.2 Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

10.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

Cibus Global, LLC (attn.: Head of HR)

6455 Nancy Ridge Dr.

San Diego, CA 92067

Executive’s Notice Address:

750 Meadowood Drive

Aspen, Colorado 81611

11.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

12.	TAXES

All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

13.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

14.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

15.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this Agreement, including, but not limited to, Exhibit B, shall survive the termination of employment and the termination of this Agreement.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument. To the maximum extent permitted by law or any applicable governmental authority, any document may be signed and transmitted by PDF or facsimile with the same validity as if it were an ink-signed document.

17.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

18.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Proprietary Information Agreement delivered by Executive, and any applicable employee equity incentive agreement). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement. This Agreement supersedes in its entirety the Employment Letter between Executive and the Company dated January 27, 2021.

19.	EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

“COMPANY”:		“EXECUTIVE”:

CIBUS US, LLC

By:	/s/ Peter Beetham	/s/ Wade Hampton King 12/17/21
	Peter Beetham, President	WADE HAMPTON KING

EXHIBIT A

PERMITTED ACTIVITIES

B-1